As filed with the Securities and Exchange Commission on June 20, 2023

Registration No. 333-217990

Registration No. 333-227477

Registration No. 333-237114

Registration No. 333-253961

Registration No. 333-262499

Registration No. 333-271032

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 (File Nos. Registration No. 333-217990, 333-227477, 333-237114, 333-253961, 333-262499 and 333-271032)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERITONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1161641
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1615 Platte Street, 2nd Floor
Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

Veritone, Inc. 2014 Stock Option/Stock Issuance Plan

Veritone, Inc. 2017 Stock Incentive Plan

Veritone, Inc. 2018 Performance-Based Stock Incentive Plan

Veritone, Inc. Employee Stock Purchase Plan

Veritone, Inc. Inducement Grant Plan

Veritone Inc. 2023 Equity Incentive Plan

(Full titles of the plans)

Ryan Steelberg

Chief Executive Officer

Veritone, Inc.

1615 Platte Street, 2nd Floor

Denver, Colorado 80202

Tel: 888-507-1737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Zemetra Chief Financial Officer Veritone, Inc. 1615 Platte Street, 2nd Floor Denver, Colorado 80202 Tel: 888-507-1737	John-Paul Motley Logan Tiari Cooley LLP 355 S. Grand Avenue, Suite 900 Los Angeles, California 90071 Tel: (213) 561-3250

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Veritone, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to each of the Registrant’s registration statements on Form S-8 (File Nos. 333-217990, 333-227477, 333-237114, 333-253961, 333-262499 and 333-271032), as filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2017, September 21, 2018, March 12, 2020, March 5, 2021, February 3, 2022, March 31, 2023, respectively (such registration statements, collectively, the “Prior Registration Statements,” and the post-effective amendment to each of the Prior Registration Statements, collectively, the “Post-Effective Amendments”). Pursuant to the Prior Registration Statements, shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) were registered for issuance under, the Veritone, Inc. 2014 Stock Option/Stock Issuance Plan, as amended (the “2014 Plan”) and the Veritone, Inc. 2017 Stock Incentive Plan (the “2017 Plan” and, together with the 2014 Plan, the “Prior Plans”), among other plans.

On March 30, 2023, the Registrant’s Board of Directors (the “Board”) approved the Veritone, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), subject to stockholder approval of the 2023 Plan. On June 8, 2023, the Company’s stockholders approved the 2023 Plan and it became effective as of immediately following the close of business on June 8, 2023. The 2023 Plan replaces the Prior Plans. The Board resolved not to make any further awards under the 2014 Plan following the completion of the Registrant’s initial public offering, but the terms of such plan continue to govern all outstanding awards granted thereunder. Upon effectiveness of the 2023 Plan immediately following the close of business on June 8, 2023 (the “Effective Time”), no new grants could be made under the 2017 Plan but the terms of such plan continue to govern all outstanding awards granted thereunder.

As of the Effective Time, a total of 854,689 shares of Common Stock that had been available for grants of new awards under the Prior Plans became available for grants of new awards under the 2023 Plan (the “Unused Shares”). Additionally, as provided in the 2023 Plan, from and after the Effective Time, all shares of Common Stock that become Prior Plans’ Returning Shares (as defined below) will be available for grants of new awards under the 2023 Plan. The term “Prior Plans’ Returning Shares” refers to the following shares of the Registrant’s Common Stock subject to any outstanding award granted under the Prior Plans and that, following the Effective Time: (1) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (2) are not issued because such stock award or any portion thereof is settled in cash; (3) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (4) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (5) are withheld or reacquired to satisfy a tax withholding obligation. As of the Effective Time, a total of 6,486,602 shares of Common Stock were subject to awards then outstanding under the Prior Plans. The Unused Shares and the Prior Plans’ Returning Shares are collectively referred to herein as the “Transferred Shares.”

The Company is filing the Post-Effective Amendments pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statements to register the offer of the Transferred Shares under the 2023 Plan (as such Transferred Shares would no longer be issuable under the Prior Plans as described above). As of the date of the filing of the Post-Effective Amendments, the maximum number of shares of Common Stock initially registered for offer pursuant to the Prior Plans that may become Transferred Shares available for offer under the 2023 Plan is 7,341,291 shares (which is the sum of the (i) 854,689 Unused Shares, and (ii) 6,486,602 Recycled Shares). No additional securities are being registered by the Post-Effective Amendments.

PART I

INFORMATION REQUIRED IN Section 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Post-Effective Amendment.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC, are incorporated by reference into this Registration Statement:

i.
the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023;

ii.
the Registrant’s Definitive Proxy Statement with respect to the 2023 Annual Meeting of Stockholders held on June 8, 2023, filed with the SEC on April 27, 2023, (but only to the extent incorporated into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022);

iii.
the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 10, 2023;

iv.
the Registrant’s Current Reports on Form 8-K filed with the SEC on January 6, 2023, January 20, 2023, March 30, 2023, May 31, 2023 (with respect to Item 1.01, 8.01 and Exhibit 2.1 of Item 9.01 only), June 9, 2023, June 14, 2023 and June 14, 2023; and

v.
the description of securities contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023, together with any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the Registrant’s third amended and restated certificate of incorporation and amended and restated bylaws.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of its directors, officers and other agents of the Registrant (and any other persons to which applicable law permits the Registrant to provide indemnification) to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

3.1	Third Amended and Restated Certificate of Incorporation of Veritone, Inc.	Form 8-K	001-38093	3.1	May 23, 2017
3.2	Amended and Restated Bylaws of Veritone, Inc.	Form 8-K	001-38093	3.2	May 23, 2017
4.1	Specimen Common Stock Certificate.	Form S-1/A	333-216726	4.1	April 28, 2017
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2*	Consent of Cooley LLP (contained in the opinion filed as Exhibit 5.1 hereto).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
99.1	Veritone Inc. 2014 Stock Option/Stock Issuance Plan.	Form S-1	333-216726	10.1	March 15, 2017
99.2	Amendment to Veritone Inc. 2014 Stock Option/Stock Issuance Plan.	Form S-1/A	333-216726	10.33	April 28, 2017
99.3	2017 Stock Incentive Plan.	Form S-1/A	333-216726	10.14	April 28, 2017
99.4	Veritone Inc. Employee Stock Purchase Plan.	Form S-1/A	333-216726	10.32	April 28, 2017
99.5*	Veritone, Inc. 2018 Performance-Based Stock Incentive Plan.
99.6	Amendment No. 1 to Veritone, Inc. 2018 Performance-Based Stock Incentive Plan.	Form 8-K	001-38093	10.1	September 1, 2020
99.7	Veritone, Inc. Inducement Grant Plan	Form S-8	333-249371	99.1	October 7, 2020
99.8	Veritone Inc. 2023 Equity Incentive Plan.	Form 8-K	001-38093	10.1	June 14, 2023

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on this 20th day of June, 2023.

VERITONE, INC.

By:	/s/ Ryan Steelberg
Ryan Steelberg
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ryan Steelberg and Michael L. Zemetra, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ryan Steelberg	President and Chief Executive Officer	June 20, 2023
Ryan Steelberg	(Principal Executive Officer)

/s/ Michael L. Zemetra	Executive Vice President, Chief Financial Officer and Treasurer	June 20, 2023
Michael L. Zemetra	(Principal Financial and Accounting Officer)

/s/ Chad Steelberg	Director	June 20, 2023
Chad Steelberg

/s/ Jeff P. Gehl	Director	June 20, 2023
Jeff P. Gehl

/s/ Knute P. Kurtz	Director	June 20, 2023
Knute P. Kurtz

/s/ Richard H. Taketa	Director	June 20, 2023
Richard H. Taketa